Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF HOPTO, INC.
SUBSCRIPTION RIGHTS CERTIFICATE

PLEASE CONTACT THE SUBSCRIPTION AGENT WITH ANY QUESTIONS AT 888-789-8409 OR BY EMAIL AT: SHAREHOLDER@BROADRIDGE.COM

The following instructions relate to the distribution by hopTo, Inc. (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.0001 per share (the “Common Stock”), and warrants, in each case, as of 5:00 p.m., Eastern Time, on              2020 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of the Company’s Common Stock at a price of $0.30 per share (the “Rights Offering”), as described in the Company’s Prospectus dated               2020 (as it may be supplemented from time to time, the “Prospectus”). Each Record Holder will receive one Right for each share of Common Stock and for each share of Common Stock underlying each warrant, in each case, owned of record on the Record Date.

Each Right gives the holder thereof the right to purchase from the Company 0.83 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $0.30 per share (the “Subscription Price”). The Rights Offering does not include an over-subscription privilege, and Rights holders who fully exercise their Basic Subscription Right will not be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that may remain unsubscribed as a result of any unexercised rights in the Rights Offering. We will not issue fractional shares of Common Stock in the Rights Offering.

The Rights held by each Record Holder are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning it, together with full payment of the aggregate Subscription Price, to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the Rights Offering (the “Subscription Agent”), in the envelope provided in accordance with the procedures described below. Unexercised Rights are transferable only to the extent that the shares of our Common Stock and warrants to which they are attached are transferred from and after the Record Date.

The Rights will expire if not exercised by 5:00 p.m., Eastern Time, 2020 (the “Expiration Date”). The Expiration Date may be extended by the Board of Directors of the Company (the “Board”) as described in the Prospectus. After the Expiration Date, unexercised Rights will be void and of no value and will cease to be exercisable for shares of Common Stock. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

You will be required to submit payment in full of the aggregate Subscription Price for all of the shares of Common Stock you wish to subscribe to purchase upon exercise of your Basic Subscription Right to the Subscription Agent by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Any excess subscription payment will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your completed Subscription Rights Certificate, with full payment of the aggregate Subscription Price, before 5:00 p.m., Eastern Time, on the Expiration Date. Your exercise of Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by our Board. However, if we amend the Rights Offering to allow for an extension of the Rights Offering for a period of more than 30 days or make a fundamental change to the terms set forth in the Prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE WITH FULL PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE FOR ALL OF THE SHARES FOR WHICH YOU INTEND TO SUBSCRIBE BY EXERCISING THE BASIC SUBSCRIPTION RIGHT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN TIME, ON               2020, THE EXPIRATION DATE, UNLESS EXTENDED BY THE BOARD. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (EXCEPT AS REQUIRED BY LAW). RIGHTS THAT ARE NOT EXERCISED BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE AND BE VOID AND OF NO VALUE.

1. Method of Exercising Rights.

Subject to applicable law, the exercise of Rights is irrevocable and may not be cancelled or modified. You may exercise your Rights as follows:

Subscription by Record Holders. You may exercise your Basic Subscription Right by properly completing and executing the Subscription Rights Certificate, including any required signature guarantees, and forwarding it, together with a completed and signed IRS Form W-9 and your full payment of the aggregate Subscription Price, to the Subscription Agent at the address set forth below under “Subscription Agent”. All such documents and payments must be received before the expiration of the Rights Offering.

Subscription by DTC Participants. We expect that the exercise of your Rights may be made through the facilities of the Depository Trust Company (“DTC”). If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC, or having your broker, dealer, bank or other nominee instruct DTC, to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of shares of Common Stock for which you are subscribing under your Basic Subscription Right and your full payment of the aggregate Subscription Price.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, bank or other nominee, you will not receive a Subscription Rights Certificate. Instead, we will issue one Right to the nominee Record Holder for each share of Common Stock that you own on the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, dealer, bank, or other nominee, as the case may be, all of the required subscription documents and your full payment of the aggregate Subscription Price before the expiration of the Rights Offering.

Your payment of the Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock that you wish to acquire in the Rights Offering by wire transfer of immediately available funds directly to the account maintained by “Broadridge Corporate Issuer Solutions, Inc. as subscription agent for hopTo, Inc.”; at Bank Name: U.S. Bank; ABA #: 123000848; Account #: 153910728465, with reference to the rights holder’s name and the account number listed on the Subscription Rights Certificate.

The Subscription Agent will be deemed to receive payment upon receipt of collected funds in the Subscription Agent’s account.

Payment received after 5:00 p.m., Eastern Time, on the Expiration Date will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. If you elect to exercise your Rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that Broadridge receives your funds before 5:00 p.m., Eastern Time, on the Expiration Date.

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO THE COMPANY. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Rights Certificate and payment of the full aggregate Subscription Price.

The method of delivery of Subscription Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the risk of the Rights holders. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Date.

The address to which subscription documents, Subscription Rights Certificates and subscription payments other than wire transfers should be mailed or delivered is:

If delivering by first class mail:	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Department
P.O. Box 1317
Brentwood, New York 11717-0693

If delivering by overnight courier:	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, New York 11717

If you deliver subscription documents or Subscription Rights Certificates in a manner different than that described in the Prospectus, we may not honor the exercise of your Rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our Common Stock or for additional copies of the Prospectus to the subscription agent at (888) 789-8409 or by email at shareholder@broadridge.com

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request the bank or broker to exercise the Subscription Rights Certificate on your behalf.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of shares of Common Stock subscribed for, or if no number of shares of Common Stock to be purchased is specified, then you will be deemed to have exercised your Rights under the Basic Subscription Right to purchase shares of Common Stock to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of shares of Common Stock for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2. Execution.

a. Execution by Record Holder. The signature on the Subscription Rights Certificate must correspond with the name of the Record Holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a Record Holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act. Joint owners must all sign.

b. Signature Guarantees. If you are neither a Record Holder (or signing in a representative or other fiduciary capacity on behalf of a Record Holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

3. Issuance of Shares of Common Stock.

Promptly following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate or, if you hold your shares in an account with a broker-dealer, bank or other nominee or in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate:

a. Basic Subscription Right: The Subscription Agent will deliver to each exercising Rights holder a direct registration account statement for the number of shares of Common Stock purchased pursuant to the Basic Subscription Right.

b. Excess Cash Payments: If we do not apply your full subscription payment to your purchase of shares of our Common Stock, the Subscription Agent will return any excess subscription payment received, without interest, as soon as practicable.

4. Commissions, Fees, and Expenses.

We will pay all fees due to the Subscription Agent, as well as any other expenses we incur in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of Rights.

5. Delivery of Rights through the Depository Trust Company (“DTC”).

If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC, or having your broker instruct DTC, to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of whole shares of our Common Stock you are subscribing for under your Basic Subscription Right and your full subscription payment.

6. Determinations Regarding the Exercise of Your Rights.

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended by our Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the rights offering, only when a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

7. Foreign Stockholders.

We will not mail the Prospectus or Subscription Rights Certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold Subscription Rights Certificates for the account of such stockholders. To exercise Rights, our foreign stockholders must notify the Subscription Agent before 11:00 a.m., Eastern Time, at least three (3) business days before the expiration of the Rights Offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Rights does not violate the laws of the jurisdiction of such stockholder. The deadlines for delivery of subscription materials and payment described above also apply. These procedures do not apply to beneficial owners of Common Stock that are located outside the United States who will receive Rights through a broker, dealer, bank or other nominee that is located in the United States.